EXHIBIT 4.2
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MABVAX THERAPEUTICS HOLDINGS, INC.	)))	C.A. No. 2018-0549-TMR

FORM OF ORDER VALIDATING

Petitioner’s Corporate Acts Under 8 Del. C. § 205

WHEREAS, Petitioner MabVax Therapeutics Holdings, Inc. (“MabVax”) has filed a Verified Petition for Relief under 8 Del. C. § 205 (the “Petition”) seeking to have this Court validate certain corporate acts by MabVax,
WHEREAS, this Court has determined that the relief sought is appropriate and just,
IT IS HEREBY ORDERED, this 20th day of September 2018,
1. All conversions of MabVax’s preferred stock between June 30, 2014 and February 12, 2018, which are listed on Exhibit B to the Petition, are validated pursuant to 8 Del. C. § 205;
2. All shares of common stock issued upon the conversions validated pursuant to Paragraph 1 hereof and listed in Exhibit B to the Petition are validated pursuant to 8 Del. C. § 205;
3. The corporate acts listed below, which were purportedly approved by the stockholders of MabVax at meetings of stockholders during the time period identified in Paragraph 1 hereof, are validated pursuant to 8 Del. C. § 205. The corporate acts to be validated under this paragraph are:

a.
Elections of Directors

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The election on August 26, 2015 of Kenneth M. Cohen and Paul V. Maier as Class III directors, with each to serve until the 2018 Annual Meeting of Stockholders.

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The election on June 29, 2016 of J. David Hansen, Philip O. Livingston, M.D., and Thomas C. Varvaro as Class I directors, with each to serve until the 2019 Annual Meeting of Stockholders.

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The election on June 12, 2017 of Jeffrey F. Eisenberg and Jeffrey V. Ravetch, M.D., Ph.D., as Class II directors, with each to serve until the 2020 Annual Meeting of Stockholders.

b.
The Filing of, and Amendments and/or Restatements Effected by, the Following Documents Filed with the Office of the Secretary of State of the State of Delaware (the “State Office”)

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Amended and Restated Certificate of Incorporation of MabVax, filed with the State Office on September 8, 2014.

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Certificate of Amendment of Amended and Restated Certificate of Incorporation of MabVax, filed with the State Office on September 8, 2014.

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Certificate of Amendment of Amended and Restated Certificate of Incorporation of MabVax, filed with the State Office on August 16, 2016.

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Certificate of Amendment of Amended and Restated Certificate of Incorporation of MabVax, filed with the State Office on February 14, 2018.

c.
Amendments to MabVax’s Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan

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Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan, including increasing the number of shares issuable thereunder to 8,360,789 shares, which was approved by the stockholders of MabVax on August 26, 2015.

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Fourth Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan, including increasing the number of shares issuable thereunder to 4,128,406 shares, which was approved by the stockholders of MabVax on June 12, 2017.

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Fifth Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan, including increasing the number of shares issuable thereunder to 6,128,406 shares, which was approved by the stockholders of MabVax on October 2, 2017.

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Amendment to the Fifth Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan, including increasing the number of shares issuable thereunder to 10,128,406 shares, which was approved by the stockholders of MabVax on December 1, 2017.

d.
Corporate authorization, for stock exchange purposes, of certain potential issuances of common stock, the ratification of certain prior issuances of common stock and certain issuances of securities

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The potential issuance, approved by the stockholders on October 2, 2017, of up to an aggregate of 3,400,000 shares of common stock, in excess of 19.99% of the number of shares of common stock that were issued and outstanding on August 11, 2017, consisting of (i) 2,386,360 shares of common stock issuable upon conversion of Series J Preferred Stock, issued to investors in a financing consummated in August 2017 and (ii) 1,013,640 shares of common stock available for issuance under designated but unissued shares of Series J Preferred Stock.

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The potential issuance, approved by the stockholders on October 2, 2017, of up to 6,500,000 shares of common stock upon conversion of Series K Preferred Stock issuable in connection with a financing consummated in August 2017, in excess of 19.99% of the number of shares of common stock that were issued and outstanding on August 11, 2017.

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The issuance, approved by the stockholders on October 2, 2017, of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of the common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d).

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The issuance, approved by the stockholders on October 2, 2017, of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of the common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d).

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The potential issuance, approved by the stockholders on December 1, 2017, of up to an aggregate of 9,666,667 shares of common stock, in excess of 19.99% of the number of shares of common stock that were issued and outstanding on October 17, 2017, upon the conversion of 58,000 shares of the Company’s newly authorized Series L Convertible Preferred Stock, which were issued to certain holders of the Company’s Preferred Stock pursuant to Exchange Agreements dated October 18, 2017.

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Ratification of the issuance, approved by the stockholders on December 1, 2017, of up to an aggregate of 2,900,000 restricted shares of common stock to certain investors in the Company’s May 2017 public offering, in excess of 19.99% of the number of shares of common stock that were issued and outstanding on May 3, 2017, including 1,968,664 shares of common stock underlying the Company’s Series I Convertible Preferred Stock.

4. This Order validates the corporate acts referenced in the foregoing Paragraphs, effective as of the time each such act was originally taken and notwithstanding any failures of authorization or potential failures of authorization described in, or resulting from the matters described in, the Petition.

By:	/s/ Montgomery-Reeves
Vice Chancellor Montgomery-Reeves